Exhibit 5.2

December 15, 2025

Jiuzi Holdings Inc.

No.168 Qianjiang Nongchang Gengwen Road, 15th Floor

Economic and Technological Development Zone

Xiaoshan District, Hangzhou City

Zhejiang Province 310000

People’s Republic of China

Re: Prospectus Supplement Pursuant to Rule 424(b)(5)

Ladies and Gentlemen:

We have acted as U.S. counsel to Jiuzi Holdings Inc., a Cayman Islands exempted company with limited liability (the “Company”). This opinion is furnished to you in connection with a Prospectus Supplement pursuant to Rule 424(b)(5) (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering, issuance and sale of 137,000 ordinary shares (the “Shares”) of the Company, par value $0.078 per share (the “Ordinary Shares”), and pre-funded ordinary share purchase warrants (the “Pre-Funded Warrants”) to purchase up to 1,463,000 Ordinary Shares (the “Warrant Shares” and, together with the Shares and the Pre-Funded Warrants, the “Securities”).

The Prospectus Supplement supplements the registration statement on Form F-3 (File No. 333-267617) (the “Registration Statement”) which became effective on December 14, 2022. A subsequent registration statement on Form F-3 (File No. 333- 292128) was submitted to the Commission on December 12, 2025.

The Company has sold the Securities pursuant to the terms of a securities purchase agreement dated December 12, 2025 (the “Purchase Agreement”), the form of which has been filed as Exhibit [*] to the Company’s Report on Form 6-K.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that when issued and paid for pursuant to the Purchase Agreement and the Pre-Funded Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Purchase Agreement.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.

You are separately receiving an opinion from Maples and Calder (Hong Kong) LLP with respect to the corporate proceedings relating to the issuance of the Shares, Pre-Funded Warrants and Warrant Shares.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Pre-Funded Warrants, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Prospectus Supplement and the Purchase Agreement, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Purchase Agreement that are violative of the public policy underlying any law, rule or regulation.

We consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

2

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW